Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-249532, No. 333-255004 and No. 333-255527) of Ecoark Holdings, Inc. (the “Company”) of our report dated July 7, 2022, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2022.

/s/ RBSM LLP

New York, New York

July 7, 2022